Exhibit 99.1

Virtusa Announces Third Quarter Fiscal 2016 Consolidated Financial Results

•                 Third quarter fiscal 2016 revenue of $150.6 million increased 5% sequentially and 22% year-over-year.

•                 Third quarter fiscal 2016 diluted EPS on a GAAP basis was $0.38, compared to $0.40 in the year ago period.

•                 Third quarter fiscal 2016 revenue and GAAP EPS were impacted by approximately $(0.8) million and $(0.02), respectively, as a result of recent floods affecting Virtusa’s Chennai, India facility.

•                 Incurred $1.2 million of Polaris transaction-related expenses including an incremental $0.6 million, or $(0.01) per share, not previously contemplated in guidance.

•                 Generated $22.4 million of cash from operating activities during the third quarter of fiscal 2016.

Westborough, MA – (February 8, 2016) Virtusa Corporation (NASDAQ GS: VRTU), a global business consulting and IT outsourcing company that combines innovation, technology leadership and industry solutions to transform the customer experience, today reported consolidated financial results for the third quarter fiscal year 2016, ended December 31, 2015.

Third Quarter Fiscal 2016 Consolidated Financial Results

Revenue for the third quarter of fiscal 2016 was $150.6 million, an increase of 5% sequentially and 22% year-over-year.  On a constant currency basis,(1) third quarter revenue increased 6% sequentially and 23% year-over-year.

Virtusa reported GAAP income from operations of $14.1 million for the third quarter of fiscal 2016, compared to $13.3 million for the second quarter of fiscal 2016 and $14.6 million for the third quarter of fiscal 2015.

GAAP net income for the third quarter of fiscal 2016 was $11.3 million, or $0.38 per diluted share, compared to $11.1 million, or $0.37 per diluted share, for the second quarter of fiscal 2016, and compared to $11.8 million, or $0.40 per diluted share, for the third quarter of fiscal 2015.

In the third quarter of fiscal 2016, Virtusa incurred approximately $1.2 million, or $(0.02) per diluted share, of transaction expenses related to the proposed acquisition of a majority interest in Polaris Consulting & Services, Ltd., compared to the prior guidance of $0.6 million, or $(0.01) per diluted share.

Non GAAP Results

Non-GAAP income from operations, which excludes stock-based compensation expense and acquisition related expenses, was $20.7 million for the third quarter of fiscal 2016, compared to $18.7 million for the second quarter of fiscal 2016, and an increase compared to $19.1 million for the third quarter of fiscal 2015.

Non-GAAP net income, which excludes stock-based compensation expense, acquisition related expenses, and foreign currency transaction gains and losses, each net of tax, for the third quarter of fiscal 2016 was $15.9 million, or $0.54 per diluted share, compared to $15.0 million, or $0.50 per diluted share, for the second quarter of fiscal 2016, and compared to $15.2 million, or $0.51 per diluted share, for the third quarter of fiscal 2015.

Chennai Flood Impact

Heavy rainfall and the resultant flooding in Chennai, India in December 2015 temporarily affected Virtusa’s regular business operations at its Chennai facility. Operations in Virtusa’s Chennai facility have been fully restored; however, the incident resulted in an unfavorable revenue impact of approximately $(0.8) million in the third fiscal quarter of 2016. In addition, Virtusa incurred approximately $0.4 million of incremental expenses associated with the deployment of its business continuity program. In total, Virtusa’s earnings per share were impacted by approximately $(0.02) in the third quarter of fiscal 2016 due to the effects of the flood.

Balance Sheet and Cash Flow

The Company ended the third quarter of fiscal 2016 with $201.2 million of cash, cash equivalents, and short-term and long-term investments (2).  Virtusa’s fiscal third quarter ending cash balance excludes $20.3 million of restricted cash held in escrow for the mandatory unconditional offer related to the proposed acquisition of a majority interest in Polaris Consulting & Services, Ltd.  Cash flow from operations for the third quarter of fiscal 2016 was $22.4 million.

Kris Canekeratne, Virtusa’s Chairman and CEO, stated, “I am pleased with our fiscal third quarter performance.  While we faced some unexpected challenges brought on by the Chennai floods, outstanding execution by our local team enabled us to navigate this event with minimal interruption to our critical business operations.  From a demand perspective, corporations are increasingly investing in IT solutions which enable them to run their business more efficiently, secure the business, and grow the business. Virtusa’s value proposition of delivering industry-leading, transformational services and solutions that squarely address these critical business objectives continues to resonate in the market and is enabling us to win market share.”

Ranjan Kalia, Chief Financial Officer, said, “We delivered solid sequential and year-over-year revenue growth in the fiscal third quarter. Our strong quarterly cash flow provides us with increased flexibility to invest in our growth initiatives including in the upcoming Polaris acquisition. Our fiscal fourth quarter guidance reflects sequential revenue growth across all three of our industry verticals, partially offset by greater foreign exchange headwinds, continued pressure on our insurance segment, and a later than previously expected close of the Polaris acquisition.”

Financial Outlook

Virtusa management provided the following current financial guidance:

•                 Fourth quarter fiscal 2016 revenue is expected to be in the range of $172.0 to $175.0 million, and assumes a later than previously anticipated closing of the Polaris acquisition expected now in late February 2016. GAAP diluted EPS is expected to be in the range of $(0.01) to $0.01. Virtusa management currently expects Polaris to contribute revenue of approximately $20 million and to be approximately ($0.36) dilutive to Virtusa’s GAAP earnings per share, including approximately ($0.20) of dilution from acquisition-related charges. Fourth quarter fiscal 2016 non-GAAP diluted EPS is expected to be in the range of $0.44 to $0.46, including $(0.10) dilution from the Polaris transaction.

•                 Fiscal year 2016 revenue is expected to be in the range of $600.4 to $603.4 million. GAAP diluted EPS is expected to be in the range of $1.07 to $1.09. Virtusa management currently expects Polaris to contribute revenue of approximately $20 million and to be approximately ($0.39) dilutive to Virtusa’s GAAP earnings per share, including approximately ($0.23) of dilution from acquisition-related charges. Non-GAAP diluted EPS is expected to be in the range of $1.96 to $1.98, including $(0.10) dilution from the Polaris transaction.

Virtusa’s current GAAP diluted EPS guidance for the fourth fiscal quarter and the full fiscal year ending March 31, 2016 estimates Polaris transaction and integration expenses of $8.8 million and $10.0 million, respectively.

The Company’s fourth quarter diluted EPS estimates an average share count of approximately 30.2 million and fiscal year 2016 diluted EPS estimates an average share count of approximately 30.0 million, (assuming no further exercises of stock-based awards) and assume a stock price of $44.95, which was derived from the average closing price of the Company’s stock over the five trading days ended on February 4, 2016.  Deviations from this stock price may cause actual EPS to vary based on share dilution from Virtusa’s stock options and stock appreciation rights.

Conference Call and Webcast

Virtusa will host a conference call today, February 8, 2016 at 9:00 am Eastern Time to discuss the Company’s third quarter fiscal 2016 financial results, current financial guidance, and other corporate developments. To access this call, please dial 877-545-1402 (domestic) or 719-325-4760 (international). The passcode is 5423833. A replay of this conference call will be available through February 15, 2016 at 877-870-5176 (domestic) or 858-384-5517 (international).  The replay passcode is 5423833.  A live webcast of this conference call will be available on the “Investors” page of the Company’s website (www.virtusa.com), and a replay will be archived on the website as well.

About Virtusa

Virtusa provides end-to-end information technology (IT) services to Global 2000 companies. These services, which include IT consulting, application maintenance, development, systems integration and managed services, leverage a unique Platforming methodology that transforms clients’ businesses through IT rationalization. Virtusa helps customers accelerate business outcomes by consolidating, rationalizing, and modernizing their core customer-facing processes into one or more core systems.

Virtusa delivers cost-effective solutions through a global delivery model, applying advanced methods such as Agile and Accelerated Solution Design to ensure that its solutions meet the clients’ requirements. As a result, its clients simultaneously reduce their IT operations cost while increasing their ability to meet changing business needs.

Founded in 1996 and headquartered in Massachusetts, Virtusa has operations in North America, Europe, and Asia.

© 2011 - 2016 Virtusa Corporation. All rights reserved.

Virtusa, Accelerating Business Outcomes, BPM Test Drive and Productization are registered trademarks of Virtusa Corporation. All other company and brand names may be trademarks or service marks of their respective holders.

Non-GAAP Financial Information

This press release includes certain non-GAAP financial metrics as defined by Regulation G by the Securities and Exchange Commission. These non-GAAP financial metrics are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial metrics calculated in accordance with GAAP, and may be different from non-GAAP metrics used by other companies. In addition, these non-GAAP metrics should be read in conjunction with Virtusa’s financial statements prepared in accordance with GAAP.

Virtusa believes the following financial metrics will provide additional insights to measure the operational performance of the business.

•                 Virtusa presents constant currency revenue growth rates to provide insights into, and a framework for assessing, how Virtusa’s revenue performed excluding the effect of foreign currency rate fluctuations (see footnote 1).

•                 Virtusa presents a reconciliation of its cash, cash equivalents, short term and long term investments which Virtusa believes provides insight into its cash position and overall liquidity (see footnote 2).

•                 Virtusa also presents the following consolidated statement of income metrics that exclude acquisition-related charges, stock-based compensation expense and foreign currency transaction gains and losses to provide further insights into the comparison of Virtusa’s operating results among the periods, as well as enhancing comparability with operating results of peer companies:

o               Non-GAAP income from operations: income from operations, as reported on Virtusa’s consolidated statements of income, excluding stock-based compensation expense and acquisition-related charges.

o               Non-GAAP operating margin: non-GAAP income from operations as a percentage of reported revenues.

o               Non-GAAP net income: net income, as reported on Virtusa’s consolidated statements of income, excluding the tax adjusted impact of the following, stock-based compensation, acquisition-related charges and foreign currency transaction gains and losses.

o               Non-GAAP diluted earnings per share: diluted earnings per share, as reported on Virtusa’s consolidated statements of income, excluding tax adjusted per share impact of the following, stock-based compensation, acquisition-related charges and foreign currency transaction gains and losses.

The following table presents a reconciliation of each non-GAAP financial metric to the most comparable GAAP metric:

	(in thousands, except per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2015	2014	2015	2014
GAAP income from operations	$14,134	$14,619	$39,800	$38,088
Add: Stock-based compensation expense	3,683	3,043	10,317	7,974
Add: Acquisition-related charges (a)	2,926	1,398	7,614	3,106
Non-GAAP income from operations	$20,743	$19,060	$57,731	$49,168
				-
GAAP operating margin	9.4%	11.9%	9.3%	10.8%
Effect of above adjustments to income from operations	4.4%	3.6%	4.2%	3.1%
Non-GAAP operating margin	13.8%	15.5%	13.5%	13.9%

GAAP net income	$11,313	$11,779	$32,512	$30,897
Add: Stock-based compensation expense	3,683	3,043	10,317	7,974
Add: Acquisition-related charges(a)	2,926	1,398	7,614	3,106
Add: Foreign currency transaction (gains) losses(b)	(201)	132	(395)	200
Tax adjustments(c)	(1,816)	(1,202)	(4,777)	(2,921)
Non-GAAP net income	$15,905	$15,150	$45,271	$39,256

				-
GAAP diluted earnings per share	$0.38	$0.40	$1.08	$1.05
Effect of stock-based compensation expense	0.09	0.08	0.25	0.20
Effect of acquisition-related charges (a)	0.07	0.03	0.18	0.09
Effect of foreign currency transaction (gains) losses(b)	(0.00)	0.00	(0.01)	0.01
Non-GAAP diluted earnings per share	$0.54	$0.51	$1.50	$1.35

(a) Acquisition-related charges include, when applicable, amortization of purchased intangibles, external deal costs, acquisition-related retention bonuses, changes in the fair value of contingent consideration liabilities, charges for impairment of acquired intangible assets and other acquisition-related costs including integration expenses consisting of outside professional and consulting services and direct and incremental travel costs.

(b) Foreign currency transaction gains and losses are inclusive of gains and losses on related foreign exchange forward contracts not designated as hedging instruments for accounting purposes.

(c) Tax adjustments reflect the tax effect of the non-GAAP adjustments using the effective tax rate for the respective periods.

Footnotes

(1) To determine year-over-year constant currency revenue for the Company’s third quarter of fiscal 2016, revenue from entities reporting in U.K. pound sterling was converted into U.S. dollars at the average exchange rate in effect for the three months ended December 31, 2014 of 1.58 U.S. dollars to U.K. pounds sterling, rather than the actual exchange rate in effect for the three months ended December 31, 2015 of 1.51 U.S. dollars to U.K. pounds sterling. To determine sequential revenue change in constant currency for the Company’s third quarter of fiscal 2016, revenue from entities reporting in U.K. pounds sterling was converted into U.S. dollars at the average exchange rate in effect for the three months ended September 30, 2015 of 1.55 U.S. dollars to U.K. pounds sterling, rather than the actual exchange rate in effect for the three months ended December 31, 2015 of 1.51 U.S. dollars to U.K. pounds sterling.

(2) The Company considers the measure of cash, cash equivalents, short-term and long-term investments to be a more meaningful indicator of the Company’s overall liquidity. All of the Company’s investments are classified as available-for-sale, including the Company’s long-term investments which consist of fixed income securities, including government agency bonds and municipal and corporate bonds, which meet the credit rating and diversification requirements of the Company’s investment policy as approved by the Company’s audit committee and board of directors.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding, Virtusa’s expectations concerning management’s forecast of financial performance, the growth of our business and management’s plans, objectives, and strategies. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “see,” “seeks,” “estimates,” “will,” “should,” “may,” “confident,” “positions,” “look forward to,” and variations of such words or words of similar meaning and the use of future dates. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that these plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation:  the timing and impact of the closing of the Polaris acquisition on Virtusa’s results of operations and forecasts; Virtusa’s ability to integrate the operations of, and achieve expected synergies and operating efficiencies in connection with, acquired businesses; unanticipated acquisition related costs and negative effects on Virtusa’s reported results of operations from acquisition-related charges; Virtusa’s dependence on a limited number of clients as well as clients located principally in the United States and United Kingdom and in concentrated industries; currency exchange rate fluctuations of the Indian and Sri Lankan rupee, the U.S. dollar, the U.K pound sterling, the Swedish krona, and the euro; the international nature of our business; restrictions on immigration or changes in immigration laws; Virtusa’s ability to hire and retain enough sufficiently trained IT professionals to support its operations; Virtusa’s ability to expand its business or effectively manage growth; Virtusa’s ability to sustain profitability or maintain profitable engagements; increasing competition in the IT services outsourcing industry; Virtusa’s ability to attract and retain clients and meet their expectations; quarterly fluctuations in Virtusa’s earnings; client terminations or contracting delays, or delays in revenue recognition in any reporting period; Virtusa’s ability to successfully manage its billing and utilization rates and its targeted on-site to offshore delivery mix; technological innovation; Virtusa’s ability to effectively manage its facility, infrastructure and capacity needs; regulatory, legislative and judicial developments in Virtusa’s operations areas and Virtusa’s ability to comply with changing or complex laws and maintain effective internal controls to ensure ongoing compliance; the loss of any key member of Virtusa’s senior management team, political or economic instability in India or Sri Lanka; any reduction or withdrawal of tax benefits provided to Virtusa by the governments of India and Sri Lanka, or new legislation by such governments which could be harmful to Virtusa; wage inflation and increases in government mandated benefits in India and Sri Lanka; telecommunications or technology disruptions; worldwide economic and business conditions; and the volatility of the market price of Virtusa’s common stock. For additional disclosure regarding these and other risks faced by Virtusa, see the disclosure contained in Virtusa’s public filings with the Securities and Exchange Commission, including Virtusa’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015 and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.

Virtusa Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2015	March 31, 2015

Assets:
Cash and cash equivalents	$119,742	$124,802
Short-term investments	59,374	90,414
Accounts receivable, net	93,708	75,431
Unbilled accounts receivable	22,591	27,914
Prepaid expenses	10,486	7,428
Deferred income taxes	7,764	7,639
Restricted cash	23,622	45
Other current assets	13,926	13,565
Total current assets	351,213	347,238

Property and equipment, net	40,617	37,988
Long-term investments	22,080	20,732
Deferred income taxes	4,842	4,764
Goodwill	76,432	50,360
Intangible assets, net	32,957	21,909
Other long-term assets	5,501	6,746
Total assets	$533,642	$489,737

Liabilities:
Accounts payable	$12,401	$8,693
Accrued employee compensation and benefits	29,529	26,915
Accrued expenses and other current liabilities	31,618	23,762
Income taxes payable	1,933	1,834
Total current liabilities	75,481	61,204
Deferred income taxes	1,958	1,996
Long-term liabilities	2,959	2,762
Total liabilities	80,398	65,962

Stockholders’ equity	453,244	423,775
Total liabilities and stockholders’ equity	$533,642	$489,737

Virtusa Corporation and Subsidiaries

Consolidated Statements of Income

(In thousands except share and per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Revenue	$150,603	$122,996	$428,449	$352,969
Costs of revenue	96,908	77,144	277,770	224,701
Gross profit	53,695	45,852	150,679	128,268
Total operating expenses	39,561	31,233	110,879	90,180

Income from operations	14,134	14,619	39,800	38,088

Other income (expense):
Interest income	1,319	1,410	4,246	3,799
Foreign currency transaction gains (losses)	201	(132)	395	(200)
Other, net	133	82	232	16
Total other income	1,653	1,360	4,873	3,615

Income before income tax expense	15,787	15,979	44,673	41,703
Income tax expense	4,474	4,200	12,161	10,806

Net income	$11,313	$11,779	$32,512	$30,897

Basic earnings per share	$0.39	$0.41	$1.11	$1.08
Diluted earnings per share	$0.38	$0.40	$1.08	$1.05
Weighted average number of common shares outstanding
Basic	29,287,968	28,871,023	29,191,578	28,681,156
Diluted	30,064,943	29,627,621	30,002,680	29,471,089

Virtusa Corporation and Subsidiaries

Consolidated Statement of Cash Flows

(In thousands, unaudited)

	Nine Months Ended
	December 31,
	2015	2014
Cash flows from by operating activities:
Net income	$32,512	$30,897
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,862	10,459
Share-based compensation expense	10,317	7,974
Reversal of contingent consideration	-	(1,833)
Provision for doubtful accounts,net	204	(30)
Loss on disposal of property and equipment	4	40
Deferred income taxes	-	73
Foreign currency (gains) losses, net	(395)	200
Amortization of discounts and premiums on investments, net	535	962
Excess tax benefits from stock option exercises	(2,886)	(3,968)
Net changes in operating assets and liabilities:
Accounts receivable and unbilled receivable	(10,095)	(10,655)
Prepaid expenses and other current assets	(4,806)	109
Other long-term assets	(135)	(705)
Accounts payable	1,836	(898)
Accrued employee compensation and benefits	(2,190)	(8,710)
Accrued expenses and other current liabilities	1,738	5,840
Income taxes payable	2,154	1,371
Other long-term liabilities	233	645
Net cash provided by operating activities	40,888	31,771
Cash flows from investing activities:
Proceeds from sale of property and equipment	13	84
Purchase of short-term investments	(29,261)	(8,605)
Proceeds from sale or maturity of short-term investments	68,311	16,017
Purchase of long-term investments	(22,215)	(25,911)
Proceeds from sale or maturity of long-term investments	9,200	7,500
(Increase) decrease in restricted cash	(23,748)	669
Business acquisition, net of cash acquired	(37,167)	(684)
Purchase of property and equipment	(10,314)	(9,146)
Net cash used for investing activities	(45,181)	(20,076)
Cash flows from financing activities:
Proceeds from exercise of common stock options	1,087	2,535
Payment of contingent consideration related to acquisition	(352)	(441)
Principal payments on capital lease obligation	(87)	(91)
Excess tax benefits from stock option exercises	2,886	3,968
Net cash provided by financing activities	3,534	5,971
Effect of exchange rate changes on cash and cash equivalents	(4,301)	(2,149)
Net (decrease) increase in cash and cash equivalents	(5,060)	15,517
Cash and cash equivalents, beginning of period	124,802	82,761
Cash and cash equivalents, end of period	$119,742	$98,278

Supplemental Non-GAAP Financial Information as of December 31, 2015 and 2014

Reconciliation to total cash and cash equivalents, short-term investments and long-term investments:

Cash and cash equivalents, end of period	$119,742	$98,278

Short-term investments	59,374	85,923
Long-term investments	22,080	40,271
Total short-term and long-term investments, end of period	81,454	126,194

Total cash and cash equivalents, short-term investments and long-term investments	$201,196	$224,472

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